SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

 Date of Report (Date earliest event reported) December 12, 1997

Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.

1-11299      ENTERGY CORPORATION                     72-1229752
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana 70113
             Telephone (504) 529-5262

1-10764      ENTERGY ARKANSAS, INC.                  71-0005900
             (an Arkansas corporation)
             425 West Capitol Avenue, 40th Floor
             Little Rock, Arkansas  72201
             Telephone (501) 377-4000

1-2703       ENTERGY GULF STATES, INC.               74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas 77701
             Telephone (409) 838-6631

1-9067       SYSTEM ENERGY RESOURCES, INC.           72-0752777
             (an Arkansas corporation)
             425 Echelon One
             1340 Echelon Parkway
             Jackson, Mississippi 39213
             Telephone (601) 368-5000

Item 5.   Other Information

          Entergy Corporation, Entergy Arkansas, Inc. and
          System Energy Resources, Inc.

     On December 12, 1997, the Arkansas Public Service Commission ("APSC") issued an Order approving a proposal made jointly by Entergy Corporation's wholly-owned subsidiary, Entergy Arkansas, Inc. ("Entergy Arkansas"), and other parties, which reduces Entergy Arkansas' rates and provides a structure for the transition to a more competitive retail electricity market in Arkansas in the future.

      The Order provides for retail rate reductions by Entergy Arkansas aggregating $160201 million in 1998 and 1999, including approximately $170 million of reductions arising from the elimination of cost deferrals associated with the Grand Gulf Nuclear Station ("Grand Gulf"), which will not affect net income. The rate decrease also includes $16.9 million of base rate reductions, elimination of nuclear performance incentives and elimination of two other small tariffs. The rate reduction is expected to reduce Entergy Arkansas' net income by approximately $22 million in 1998 and have no effect thereafter and to have no incremental effect thereafter.

      The Order fixes Entergy Arkansas' allowed rate of return on equity at 11% per annum through June 2001, and provides that any excess earnings, as determined periodicallyannually pursuant to a tariff review, will go into a Transition Cost Account ("TCA") earmarked for payment of costs that may be determined in the future to be stranded. In 2000, the APSC will evaluate the balance of and future funding level of the TCA and make any necessary revisions. The Order also calls for the APSC to hold conduct a generic hearingproceedings in 1998 to develop information on customer choice issues for the 1999 legislative session.

      As a part of the effort to avoid potential future stranded costs, the APSC Order also endorses a commitment by Entergy Arkansas to seek approval from the Federal Energy Regulatory Commission ("FERC") of tariffs that will accelerate the recovery by System Energy Resources, Inc. ("SERI") of the costs of Grand GulfPlant paid by Entergy Arkansas with revenues from Arkansas ratepayers. FERC will be asked to maintain the tariffs charged to Entergy Arkansas by SERI at 1998 levels and to cancel rate reductions previously scheduled for 1999 in connection with the ending of certain rate deferrals. The expected result would be an additional $165 million of payments by Entergy Arkansas to SERI during the 5.5 year period beginning January 1, 1999, that would not otherwise be made. This accelerated recovery of Grand Gulf costs will help mitigate potential future stranded cost exposure of Entergy Arkansas.

     Entergy Corporation and Entergy Gulf States, Inc.

      The previously reported settlement (the "Cajun Settlement") among Entergy Gulf States, Inc. ("Entergy Gulf States"), the Trustee in bankruptcy (the "Cajun Trustee") for Cajun Electric Power Cooperative, Inc. ("Cajun") and the Rural Utilities Service ("RUS"), was substantially completed on December 23, 1997. On that date, Cajun's 30% undivided interest in the River Bend Nuclear Station ("River Bend") was transferred to Entergy Gulf States at the direction of the RUS, formerly the Rural Electrification Administration.

      RUS directed the transfer of the 30% ownership interest in River Bend under provisions of the Cajun Settlement, with no cash outlay by Entergy Gulf States, after an unsuccessful attempt to sell that portion of the plant to a new owner. In connection with the transfer on December 23, 1997, Cajun contributes $132 million to a trust fund for River Bend nuclear decommissioning costs related to the 30 % interest.

      In addition, Entergy Gulf States received from the Cajun Trustee certain Cajun-owned electric transmission lines that were located between segments of Entergy Gulf States' transmission lines, thereby providing uninterrupted ownership to Entergy Gulf States in certain areas. With the completion of the Cajun Settlement, Cajun also will qualify to receive the lower transmission rate offered through Entergy Gulf States' open access tariff.

      Also, as a part of the Cajun Settlement on December 23, 1997, Entergy Gulf States received back the funds it has paid over the past three years into a court-administered escrow account in connection with disputes with Cajun. The amount received was $102,298,508. The escrow arrangements will cease, and future payments will be made by Entergy Gulf States to Cajun in accordance with the Joint Operating Agreement between them with respect to their respective shares of the Big Cajun II, Unit 3 coal plant.

      Entergy Gulf States, RUS and the Cajun Trustee originally entered into the Cajun Settlement in May 1996. It provided that Entergy Gulf States would take ownership of Cajun's undivided interest in River Bend if no buyer could be found and if the RUS did not wish to take title to the interest for itself. The Cajun Settlement was approved by the U.S. District Judge Frank Polozola in August 1996. In accordance with the Cajun Settlement, all litigation and claims filed by Cajun and Entergy Gulf States against one another are ended.

     The remaining 70% interest in River Bend is already owned by Entergy Gulf States, which was an original owner of the plant. The Entergy Operations, Inc., subsidiary of Entergy Corporation, operates the 936-megawatt unit which is located in St. Francisville, Louisiana.

      Entergy Gulf States' new share of River Bend will not increase the retail rates for its approximately 600,000 customers in South Louisiana and Southeast Texas.

                            SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ENTERGY CORPORATION
                              ENTERGY ARKANSAS, INC.
                              ENTERGY GULF STATES, INC.
                              SYSTEM ENERGY RESOURCES, INC.



                              By:    /s/ Louis E. Buck, Jr.
                                   Louis E. Buck, Jr.
                                   Vice President, Chief Accounting
                                   Officer and Assistant Secretary



Dated:  December 29, 1997